EXHIBIT 99.1

ZW Data Action Technologies Reports Full Year 2021 Audited Financial Results

BEIJING, April 15, 2022 (GLOBE NEWSWIRE) -- ZW Data Action Technologies Inc. (Nasdaq: CNET) (the "Company"), an integrated online advertising, precision marketing, data analytics and other value-added services provider serving enterprise clients, today announced its audited financial results for the year ended December 31, 2021.

Financial Highlights

  Revenues in the full year of 2021 increased to $47.33 million, representing an increase of 23.2% YOY;

  Working capital of $11.10 million as of December 31, 2021, compared to $4.86 million as of December 31, 2020;

  Cash and cash equivalents of $7.17 million as of December 31, 2021, compared to $4.30 million as of December 31, 2020.

Full Year 2021 Financial Results

Revenues

For the full year of 2021, revenues increased by $8.92 million, or 23.2%, to $47.33 million from $38.41 million for the same period of last year. The increase in revenues was primarily attributable to the increase in revenues from our distribution of the right to use search engine marketing service business category.

Cost of revenues

Total cost of revenues increased by $9.45 million, or 25.0%, to $47.23 million for the full year of 2021 from $37.78 million for the same period of last year. The increase in cost of revenues was primary attributable to the increase in costs associated with the distribution of the right to use search engine marketing service we purchased from key search engines, which was in line with the increase in related revenues.

Gross profit (loss) and gross profit (loss) margin

Gross profit was $0.10 million for the full year of 2021, compared to $0.63 million for the same period of last year, which was primarily attributable to the decrease in gross margin from our internet advertising and related data and ecommerce O2O advertising and marketing services business categories, and was partially offset by the increase in gross margin from the distribution of the right to use search engine marketing services business category. Overall gross profit margin rate was 0.2% for the full year of 2021, compared to 1.6% for the same period of last year.

Operating expenses

Sales and marketing expenses increased by $0.37 million, or 102.2%, to $0.73 million for the full year of 2021 from $0.36 million for the same period of last year. The increase in sales and marketing expenses was mainly attributable to the increase in brand building and promotion expenses.

General and administrative expenses increased by $7.20 million, or 132.5%, to $12.63 million for the full year of 2021 from $5.43 million for the same period of last year. The increase in general and administrative expenses was mainly attributable to an increase in share-based compensation expenses of $5.14 million and an increase in general departmental expenses of $1.93 million which was primarily related to the increase in office lease and other administrative costs of our new office in Guangzhou.

Research and development expenses decreased by $0.21 million, or 39.5%, to $0.33 million for the full year of 2021 from $0.54 million for the same period of last year. The decrease in research and development expenses was mainly attributable to the decrease in share-based compensation expenses.

Operating loss

Loss from operations was $13.59 million for the full year of 2021, compared to $5.70 million for the same period of last year. Operating loss margin was 28.7% for the full year of 2021, compared to 14.8% for the same period of last year.

Other income (expense), net

Total other income increased to $11.08 million for the full year of 2021, compared to total $0.62 million for the same period of last year, which was primarily attributable to the increase in gain from change in fair value of warrant liabilities.

Net income (loss) attributable to CNET and earnings (loss) per share

Net loss attributable to CNET was $2.75 million, or loss per share of $0.08, for the full year of 2021. This compared to net loss attributable to CNET of $5.22 million, or loss per share of $0.24, for the same period of last year.

Financial Condition

As of December 31, 2021, the Company had cash and cash equivalents of $7.17 million, compared to $4.30 million as of December 31, 2020. Accounts receivable, net was $3.44 million as of December 31, 2021, compared to $2.41 million as of December 31, 2020. Working capital was $11.10 million as of December 31, 2021, compared to $4.86 million as of December 31, 2020.

Net cash used in operating activities was $8.84 million for the full year of 2021, compared to net cash provided by operating activities of $0.33 million for the same period of last year. Net cash used in investing activities was $5.47 million for the full year of 2021, compared to $3.47 million for the same period of last year. Net cash provided by financing activities was $17.11 million for the full year of 2021, compared to $5.82 million for the same period of last year.

Recent Developments

During the fourth quarter of 2021, the Company initialized a partnership with Shanghai Weiyou Information Technology Co., Ltd. to contribute to the insurance ecosystem with a blockchain technology upgrade through jointly developing a “Blockchain + Insurance” services platform for small and medium-sized enterprises.

Meanwhile, the Company cooperated with Guangzhou Digital Gold Information Technology Co., Ltd. (“Digital Gold Information”) to explore the development of Intellectual Property (“IP”) + Non-Fungible Token (“NFT”) + Metaverse business model, providing the peripheral products and digital merchandise services for authorized IPs through leveraging the resources of Digital Gold Information’s IP and the Company’s BIF platform.

About ZW Data Action Technologies Inc.

Established in 2003 and headquartered in Beijing, China, ZW Data Action Technologies Inc. (the “Company”) offers online advertising, precision marketing, data analytics and other value-added services for enterprise clients. Leveraging its fully integrated services platform, proprietary database, and cutting-edge algorithms, ZW Data Action Technologies delivers customized, result-driven business solutions for small and medium-sized enterprise clients in China. The Company also develops blockchain and artificial intelligence enabled web/mobile applications and software solutions for clients. More information about the Company can be found at: http://www.zdat.com/.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of ZW Data Action Technologies Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ZW Data Action Technologies Inc.’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ZW Data Action Technologies Inc. will be those anticipated by ZW Data Action Technologies Inc. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ZW Data Action Technologies Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:

Sherry Zheng
Weitian Group LLC
Email: shunyu.zheng@weitian-ir.com
Phone: +1 718-213-7386

ZW DATA ACTION TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	As of December 31,
	2021	2020
	(US $)	(US $)
Assets
Current assets:
Cash and cash equivalents *	$7,173	$4,297
Accounts receivable, net of allowance for doubtful accounts of $2,236 and $4,247, respectively *	3,439	2,407
Prepayment and deposit to suppliers *	7,559	4,657
Due from related parties *	90	61
Other current assets *	1,657	1,462
Total current assets	19,918	12,884

Long-term investments *	2,280	67
Operating lease right-of-use assets *	2,019	48
Property and equipment, net *	375	60
Intangible assets, net *	7,523	2,557
Blockchain platform applications development costs	-	4,406
Long-term deposits and prepayments	75	39
Deferred tax assets, net *	441	606
Total Assets	$32,631	$20,667

Liabilities and Equity
Current liabilities:
Accounts payable *	$1,119	$608
Advances from customers *	1,245	1,436
Accrued payroll and other accruals *	389	489
Taxes payable *	3,534	3,430
Operating lease liabilities *	202	18
Lease payment liabilities related to short-term leases *	152	203
Other current liabilities *	141	333
Warrant liabilities	2,039	1,505
Total current liabilities	8,821	8,022

Long-term liabilities:
Operating lease liabilities-Non current *	1,907	32
Long-term borrowing from a related party	137	134
Total Liabilities	10,865	8,188

Commitments and contingencies

Equity:
ZW Data Action Technologies Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 100,000,000 and 50,000,000 shares at December 31, 2021 and 2020; issued and outstanding 35,332,677 shares and 26,062,915 shares at December 31, 2021 and 2020, respectively)	35	26
Additional paid-in capital	61,785	49,772
Statutory reserves	2,598	2,598
Accumulated deficit	(43,734)	(40,980)
Accumulated other comprehensive income	1,082	1,129
Total ZW Data Action Technologies Inc.’s stockholders’ equity	21,766	12,545

Noncontrolling interests	-	(66)
Total equity	21,766	12,479

Total Liabilities and Equity	$32,631	$20,667

*All of the VIEs' assets can be used to settle obligations of their primary beneficiary. Liabilities recognized as a result of consolidating these VIEs do not represent additional claims on the Company’s general assets.

ZW DATA ACTION TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Year Ended December 31,
	2021	2020
	(US $)	(US $)

Revenues
From unrelated parties	$47,324	$38,390
From related parties	4	18
Total revenues	47,328	38,408
Cost of revenues	47,230	37,776
Gross profit	98	632

Operating expenses
Sales and marketing expenses	730	361
General and administrative expenses	12,632	5,433
Research and development expenses	326	539
Total operating expenses	13,688	6,333

Loss from operations	(13,590)	(5,701)

Other income/(expenses)
Change in fair value of warrant liabilities	11,329	653
Interest income, net	4	1
Loss on disposal of long-term investments	(38)	-
Other expense, net	(216)	(31)
Total other income	11,079	623

Loss before income tax expense and noncontrolling interests	(2,511)	(5,078)
Income tax expense	(177)	(143)
Net loss	(2,688)	(5,221)
Net (income)/loss attributable to noncontrolling interests	(66)	5
Net loss attributable to ZW Data Action Technologies Inc.	$(2,754)	$(5,216)

Net loss	$(2,688)	$(5,221)
Foreign currency translation loss	(47)	(380)
Comprehensive loss	$(2,735)	$(5,601)
Comprehensive (income)/loss attributable to noncontrolling interests	(66)	9
Comprehensive loss attributable to ZW Data Action Technologies Inc.	$(2,801)	$(5,592)

Loss per share
Loss per common share
Basic and diluted	$(0.08)	$(0.24)

Weighted average number of common shares outstanding:
Basic and diluted	33,048,921	21,602,107

ZW DATA ACTION TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2021	2020
	(US $)	(US $)

Cash flows from operating activities
Net loss	$(2,688)	$(5,221)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities
Depreciation and amortization	632	856
Amortization of operating lease right-of-use assets	207	13
Share-based compensation expenses	7,028	2,152
Loss on disposal of long-term investment	38	-
Provision of allowances for doubtful accounts	-	833
Change in fair value of warrant liabilities	(11,329)	(653)
Deferred taxes	177	143
Other non-operating losses	524	11
Changes in operating assets and liabilities
Accounts receivable	(986)	116
Prepayment and deposit to suppliers	(2,061)	2,804
Due from related parties	-	24
Other current assets	6	(6)
Long-term deposits and prepayments	(74)	-
Accounts payable	495	180
Advances from customers	(221)	(671)
Accrued payroll and other accruals	(90)	(16)
Other current liabilities	(355)	(299)
Taxes payable	29	14
Operating lease liabilities	(116)	(8)
Lease payment liability related to short-term leases	(54)	54
Net cash (used in)/provided by operating activities	(8,838)	326

Cash flows from investing activities
Payment for leasehold improvements and purchase of vehicles, furniture and office equipment	(334)	-
Cash effect of deconsolidation of VIE’s subsidiaries	(8)	-
Proceeds from disposal of fixed assets	-	3
Investment and advances to ownership investee entities	(2,263)	(28)
Short-term loan to unrelated parties	(202)	(1,444)
Deposit and prepayment paid for contracts of other investing activities	(1,500)	-
Payment for blockchain platform applications development costs	-	(503)
Payment for purchase of software technology and other intangible assets	(1,160)	(1,500)
Net cash used in investing activities	(5,467)	(3,472)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants (net of cash offering cost of $1,600 and $750 respectively)	17,111	6,250
Repayment of short-term bank loan	-	(435)
Net cash provided by financing activities	17,111	5,815

Effect of exchange rate fluctuation on cash and cash equivalents	70	25

Net increase in cash and cash equivalents	2,876	2,694

Cash and cash equivalents, at beginning of the year	4,297	1,603
Cash and cash equivalents, at end of the year	$7,173	$4,297